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                                                                   EXHIBIT 10.21

                                                          AGREEMENT NO. ________


                       BROCADE COMMUNICATION SYSTEMS, INC.
                            OEM AND LICENSE AGREEMENT

This BROCADE Communications Systems, Inc. Original Equipment Manufacturer ("OEM") and License Agreement (including the attached terms and conditions and exhibits, each of which is expressly incorporated herein, collectively the "Agreement") is entered into as of this 27th day of April, 1999 (the "Effective Date") by and between Brocade Communications Systems, Inc., a corporation organized under the laws of the State of California, U.S.A., and having its principal place of business at 1901 Guadalupe Parkway, San Jose, California 95131, ("BROCADE") and McDATA Corporation ("McDATA"), a Delaware corporation, and having its principal place of business at 310 Interlocken Parkway, Broomfield, Colorado 80021.

This Agreement consists of the following:

        THE TERMS AND CONDITIONS CONTAINED IN THIS COVER/SIGNATURE PAGE OEM TERMS AND CONDITIONS (THE "TERMS")

        EXHIBIT A - PRICE LIST

        EXHIBIT B - SERVICE AND SUPPORT REQUIREMENTS

        EXHIBIT C - TECHNICAL TRAINING PROGRAM

        EXHIBIT D - SOFTWARE LICENSE AGREEMENT

        EXHIBIT E - McDATA PRODUCTS

        EXHIBIT F - SETTLEMENT AGREEMENT AND MUTUAL RELEASE (DATED APRIL 14,
                    1998)

        EXHIBIT G - ASICS SPECIFICATIONS

        EXHIBIT H - BROCADE - HP - McDATA SUPPORT LETTER

        EXHIBIT I - BROCADE - McDATA NDA

        EXHIBIT J - MANUFACTURING [*] TEST PROCESSES

        EXHIBIT K- HARDWARE SUBASSEMBLIES MTBF










IN WITNESS WHEREOF, in consideration of the covenants and other compensation set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto have executed this Agreement as of the Effective Date.

BROCADE: BROCADE COMMUNICATIONS              McDATA: MCDATA CORPORATION
         SYSTEMS, INC.


Signature:                                   Signature:
          ----------------------------                 -------------------------
Name:                                        Name:
     ---------------------------------            ------------------------------
Title:                                       Title:
      --------------------------------             -----------------------------

                                                          Agreement No.: _______

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
                         OEM AND LICENSE AGREEMENT TERMS

These Terms are effective as of the Effective Date of the Agreement and are made between BROCADE and McDATA, as identified on the cover/signature page to which these Terms are attached. BROCADE and McDATA hereby agree as follows:



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1.0 DEFINITIONS

1.1 "ASICs Firmware" means the object code [*] versions of BROCADE's proprietary software used in conjunction with BROCADE's current generation of Fibre Channel products incorporating the BROCADE ASICs and designated with version numbers 1.X, and related software design specifications provided to McDATA pursuant to the Technology License and Development Agreement between the parties dated November 1, 1996.

1.2 "ASICs Specifications" means the specifications attached hereto as Exhibit
G.

1.3 "BROCADE ASICs" means that generation of BROCADE Felt and McFlannel application specific integrated circuits ("ASICs") as of April 1, 1998 for the Felt ASICs, and July 1998 for the McFlannel ASICs, with the LSI Logic part numbers [*] and [*], respectively.

1.4 "Customers" means the collective reference to End Users and Resellers.

1.5 "Derivative Work(s)" means any work of authorship that is based upon one or more preexisting works such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement.

1.6 "End User(s)" means McDATA's customers of the Products (as incorporated into the McDATA Products), which shall only be the ultimate users of a McDATA Product, and not a reseller, agent, broker or other intermediary in the chain of distribution.

1.7 "Hardware" means the SilkWorm Motherboard, CPU Board, G_Port Board, and FL_Port Board offered to McDATA by BROCADE as set forth in Exhibit A.

1.8 "Licensed Software" means the software products set forth in Exhibit A, in object code only, supporting version numbers 1.x of the ASICs Firmware and which are pre-installed on all of the applicable Hardware shipped to McDATA under this Agreement, and which further require a license key specific to an individual Hardware unit ("Key") to activate the Licensed Software.

1.9 "McDATA Functionality" means McDATA's Intellectual Property Rights (as defined in Section 13) embodied in the ASICs Specifications, as amended from time to time by mutual consent, and McDATA's hardware designs, simulation models, and system architecture specifications embodied in the McDATA Products.

1.10 "McDATA Product" means the Fibre Channel switches set forth in Exhibit E which are designed and assembled by McDATA in which the [*] of such switches are comprised of the Hardware set forth in Exhibit A, in accordance with the terms set forth in Section 2.2.

1.11 "Prices" means the net amounts charged by BROCADE in relation to the list of Products offered by BROCADE hereunder. The Prices are attached hereto in Exhibit A.

1.12 "Products" means the Hardware and Licensed Software offered to McDATA by BROCADE as set forth in Exhibit A, and any related documentation and manuals provided by BROCADE, as set forth in Section 2.4.2.

1.13 "Reseller(s)" means any business entity which McDATA utilizes to market and service the McDATA Products to End Users in accordance with the terms of this Agreement, including systems integrators, original equipment manufacturers and distributors.

1.14 "Software License Agreement" means the Software License Agreement, set forth as Exhibit D, as may be amended by mutual agreement from time to time.

2.0 LICENSES

2.1 Grant of License. Subject to the terms of this Agreement, BROCADE grants McDATA a non-exclusive, non-transferable, worldwide license to: (a) market, sell, distribute, sublicense and demonstrate the Products to Customers solely as incorporated into the McDATA Products set forth in Exhibit E; and (b) use the Products solely as incorporated into the McDATA Products as reasonably required in connection with such marketing, sales, distribution and demonstration.

2.2 No Standalone. McDATA agrees not to market, sell, distribute, sublicense or demonstrate the Products in standalone form, except that McDATA shall have the right to distribute spare and field replacement units of the Hardware solely for use in connection with previously sold units of McDATA Product.

2.3 Private Label. McDATA shall privately label the Products as incorporated into the McDATA Products, and may remove the BROCADE branding on the Products and attach McDATA trademarks or other marks to the Products as the branding of the Products, except that McDATA shall not remove any of BROCADE's proprietary copyright, trademark and patent notices without BROCADE's prior written notice.

2.4 Documentation.

2.4.1 Documentation to McDATA. Promptly following the Effective Date and concurrent with BROCADE's general release, if any, of the Products, BROCADE will provide to McDATA BROCADE's standard technical documentation including but not limited to data sheets, BROCADE Manuals (as defined below) and other manuals distributed to resellers of the Products (such as technical manuals), all of which BROCADE will supply in BROCADE's standard electronic format for incorporating into the McDATA Manuals (as defined below) ("Documentation"). During the term of this Agreement, BROCADE will provide to McDATA updates to the Documentation, if any, when BROCADE generally makes such updates available to licensees of the Products.

2.4.2 Documentation Licenses.



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(a) Technical Documentation. Subject to the terms of this Agreement, BROCADE hereby grants to McDATA a nonexclusive, nontransferable, worldwide license to reproduce and use BROCADE's technical documentation provided to McDATA by BROCADE hereunder, solely for McDATA's internal purposes in connection with the manufacture, marketing and support of the McDATA Products into which the Products are incorporated as set forth herein. Modifications to such technical documentation by McDATA shall require BROCADE's prior written authorization, which authorization will not be unreasonably withheld.

(b) Manuals. Subject to the terms of this Agreement, BROCADE hereby grants to McDATA a nonexclusive, nontransferable, worldwide license to modify the BROCADE End User manual(s) (including manual text and layouts) for the Products ("BROCADE Manuals"), subject to BROCADE's written approval as described below, and to distribute such approved, revised versions of the BROCADE Manuals with the McDATA Product (the "McDATA Manuals"). BROCADE will review and approve the McDATA Manuals in writing as to form and content with respect to the Products prior to their use or distribution. Such approval shall not be unreasonably withheld and shall be made within [*] following BROCADE's receipt of the proposed McDATA Manuals. Notwithstanding the foregoing, such approval shall not be required for (a) changes to content made by McDATA which are consistent with changes made by McDATA to the McDATA Products (other than changes to the Products), or (b) changes consistent with McDATA's usage, style or format guidelines, provided that no such change alters the form, features or functionality of the Products.

(c) Ownership. McDATA agrees that the foregoing licenses do not grant to McDATA any title or other right of ownership to the Documentation. Notwithstanding the foregoing, the parties agree that McDATA shall own any modifications made to the McDATA Manuals

2.4.3 Expenses. McDATA is solely responsible for all expenses incurred by McDATA in modifying, reproducing and using the Documentation.

2.4.4 Documentation Warranty.

(a) [*]. BROCADE [*] that the Documentation will be [*]. Except as expressly provided in this Section 2.4.4(a), BROCADE grants the licenses in Section 2.4.2 to McDATA hereunder solely on an "AS IS" basis.

(b) Disclaimer. EXCEPT AS OTHERWISE PROHIBITED BY LAW, AND THEN ONLY TO THE EXTENT SO PROHIBITED, BROCADE DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, REGARDING THE DOCUMENTATION, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FITNESS FOR A PARTICULAR PURPOSE.

2.5 Restrictions. Without BROCADE's prior written consent, McDATA will not do any of the following acts: (a) disassemble, decompile, reverse engineer any Products, or otherwise reduce the Licensed Software to human-readable form; (b) copy or otherwise reproduce any Products, in whole or in part; (c) except as authorized herein, remove, modify or otherwise tamper with notices or legends on the Products or any labeling on any physical media containing the Licensed Software; (d) use the Products in any manner to provide service bureau, time sharing, or other computer services to third parties, (e) except as set forth below, create Derivative Works from, adapt, modify, change or enhance the Products. McDATA's rights in the Products will be limited to those expressly granted in this Agreement, (f) remove the Licensed Software from the Hardware in which is it embedded, or (g) authorize third parties to do any of the foregoing. McDATA agrees to include the foregoing restrictions in its agreements with its Resellers.

2.6 ASICs License.

(a) Right to Purchase. BROCADE grants McDATA the right to purchase, use and resell the BROCADE ASICs as incorporated into the McDATA Products and not for resale on a standalone basis, and shall authorize LSI Logic and LSI Logic's authorized distributors to sell the BROCADE ASICs to McDATA for incorporation into the McDATA Products, (such right and authorization is herein defined as "ASIC License")which ASIC License is fully paid-up and irrevocable. The pricing for such ASICs shall be as established between McDATA and LSI Logic and/or its distributors.

(b) [*]. Brocade agrees that within thirty (30) days of the Effective Date of this Agreement, it will [*] with [*] reasonably acceptable to McDATA, all [*] and [*] (as defined below) [*], all of which shall be in a [*] form which generally conforms to industry standards. For the purposes of this Agreement, the term [*] means [*], and [*] means the [*] required to [*] and [*] the [*], including [*] and [*]. Upon completion of the final design of the McFlannel application ASIC, BROCADE will update the [*] to include the [*] and [*] for the McFlannel ASIC.

(c) Access to [*]. Concurrent with BROCADE's [*] of the [*], BROCADE and McDATA will execute an [*] authorizing said [*] to [*] to McDATA in the event that: (i) upon receipt of [*] from LSI Logic of the [*], BROCADE will promptly notify McDATA and work with McDATA to [*] for the [*], (ii) LSI Logic and/or LSI Logic's authorized distributors fail or refuse to sell such [*] to McDATA, including as a result of LSI Logic's [*] or [*] (other than as a result of McDATA's failure to make payments when due or McDATA otherwise breaches its obligations owed to LSI Logic or LSI Logic's authorized distributors) and, BROCADE has not, within [*] of receipt of McDATA's written notice of such refusal to sell by LSI Logic, [*] for McDATA the right to purchase said [*] from a [*], (iii) the filing by or against BROCADE of bankruptcy proceedings which


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have not been dismissed for a period of [*] after the date of filing, or (iv)
solely prior to the release to production of the McFlannel ASICs and solely with respect to the ASIC Designs and Manufacturing Documentation for the McFlannel ASICs, the McFlannel ASICs do not [*] to the McFlannel ASICs specifications after McDATA has provided BROCADE with written notice of such [*] and BROCADE has failed to remedy such [*] within: (A) [*] of receipt of such written notice, or (B) if such [*] cannot reasonably be remedied within [*], if BROCADE fails to provide McDATA, within the stated [*] period, a written plan for specifying a [*] to such failure which will be completed within the ensuing [*] period (or longer time period if mutually agreed by the parties), along with demonstrable evidence that progress has begun with respect to such plan ("[*]"). BROCADE shall pay all [*] charged by the [*] pursuant to the [*]. Upon the release of the [*] following a [*], then McDATA shall have the following rights in and to the [*]:

    (i) McDATA shall have a non-transferable, non-exclusive, right and license to complete the development of, or have developed, and to [*], or [*], the [*] for incorporation into the McDATA Products. McDATA agrees that such [*] shall be used by McDATA solely to complete the development of (if applicable) and to [*], sell, maintain and support the [*] as incorporated into the McDATA Products. McDATA agrees that BROCADE shall have the right to approve any [*] McDATA may use pursuant to this section, which approval shall not be unreasonably withheld by BROCADE;

    (ii) McDATA shall not use the [*] and [*] except as provided herein.

    (iii) McDATA will maintain the confidentiality of the proprietary [*] and [*] as it would maintain the confidentiality of its own comparable information, but in no event with less than reasonable care.

    (iv) McDATA will not, without BROCADE's express written permission make or have made, or permit to be made, more [*] of the [*] and/or [*] than are necessary for the permissible uses hereunder, and that each such necessary [*] shall contain the same notices or legends which appear on the [*] of each portion of the [*] and [*].

    (v) BROCADE shall use its reasonable best efforts to assist McDATA in securing a [*] between McDATA and any third parties with whom BROCADE may have contracts, licenses or other arrangements necessary to the [*] of the [*].

    (vi) If McDATA exercises the [*] under this Section 2.6, McDATA agrees to [*] BROCADE reasonable [*] for the [*] by McDATA and the amount of such [*] shall be subject to the good faith negotiation of the parties.

2.7. ASICs Firmware License BROCADE grants McDATA an irrevocable, perpetual, nonexclusive, nontransferable, worldwide fully paid up license to (i) internally reproduce and modify the [*] version of the ASICs Firmware to compile a derivative object code version of the ASICs Firmware, (ii) prepare and have prepared Derivative Works of the ASICs Firmware, and (iii) reproduce, distribute, sublicense, publicly perform and publicly display such object code version of the ASICs Firmware only as incorporated into the McDATA Products and not for resale on a standalone basis. BROCADE will provide each new release of the ASICs Firmware to McDATA in a mutually agreed format within [*] days after the date of general commercial availability of such release. Within [*] days of any such release, BROCADE shall notify McDATA in writing in the form of BROCADE standard release notes of changes to the [*] of such ASICs Firmware or related software design specifications resulting from program errors or corrections in relation to the immediately prior version of the ASICs Firmware; the parties agree that such BROCADE notification shall not include information regarding modifications to the ASICs Firmware as a result of custom work performed by BROCADE for third parties. BROCADE agrees not to incorporate any such custom modifications to the ASICs Firmware into the versions provided to McDATA to the extent that any such modifications would affect the base functionality of the ASICs Firmware.

3.0 TERM

The initial term of this Agreement shall commence on the Effective Date, and shall extend for a period of twenty-four (24) months from the Effective Date ("Initial Term"), unless earlier terminated as set forth herein. This Agreement may be renewed for subsequent one (1) year terms upon the prior written agreement of the parties (each a "Renewal Term"). Whether or not the parties renew this Agreement upon the expiration of the Initial Term or any subsequent Renewal Term as set forth in the foregoing sentence, the parties agree that this Agreement shall be deemed to automatically renew for successive three (3) month periods in the event that McDATA continues to [*] Products in the [*] set forth in Section 10.3 hereof ("Product End-of-Life"), unless otherwise terminated as set forth herein. This Agreement shall always be interpreted to have a definite term. Neither party has made or shall make any commitments regarding the duration or renewal of this Agreement beyond those expressly stated herein.

4.0 TAXES

The parties acknowledge that the Prices do not include duty, sales, use, excise, import, export, goods and services, value added or similar taxes or duties, including any penalties and interest thereon, and all government permit and license fees and customs and similar fees, which BROCADE may incur in respect of this Agreement, including any costs expended to collect such amounts from McDATA ("Taxes"). McDATA agrees to pay, indemnify and hold BROCADE harmless from all applicable Taxes (other than taxes based upon BROCADE's net income), unless McDATA procures and provides to BROCADE an exemption certificate in a form reasonably acceptable to BROCADE and to the appropriate taxing authority. If McDATA fails to pay any Taxes as of the original due date therefor and BROCADE receives any assessment or other notice (collectively, the "Assessment") from any governmental taxing authority stating that such Taxes are due from BROCADE, then BROCADE shall give



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McDATA written notice of the Assessment and McDATA shall pay the taxing authority.

5.0 ORDERS, CHANGES AND CANCELLATIONS

5.1 Sales Forecast. During the term of the Agreement, within [*] days after the beginning of each month, McDATA will submit to BROCADE by facsimile, e-mail or nationally-recognized overnight delivery service a forecast of its projected sales and purchases for a one hundred and eighty (180) day rolling period. The forecasts will include: (a) quantity and type of Product to be sold and projected delivery dates for the first ninety (90) days of such period, and (b) the aggregate number of quantity and type of Product to be sold in each of months four, five and six of such period. Such forecasts shall not be binding on either party, but shall be made in good-faith.

5.2 Orders.

(a) Hardware Orders. McDATA will order Hardware by submitting written purchase orders to BROCADE by facsimile, e-mail or nationally-recognized overnight delivery service. All orders shall reference this Agreement, state the quantities, part numbers and descriptions of Hardware ordered, applicable prices and license fees, requested delivery dates and shipping instructions. All orders placed by McDATA will be subject to acceptance by BROCADE, as well as to BROCADE's standard lead times and forecasted requirements. BROCADE shall accept or reject in writing any purchase orders which were forecasted by McDATA in accordance with Section 5.1 above within [*] days of receipt of such purchase orders by BROCADE; BROCADE shall use commercially reasonable efforts to accept or reject purchase orders which were not forecasted in accordance with Section
5.1 above. All such purchase orders shall be governed by the terms and conditions of this Agreement. For purposes of this Agreement, the order date will be the date on which BROCADE receives McDATA's order. BROCADE will use commercially reasonable efforts to ship the Hardware to McDATA in accordance with delivery dates specified in the order as accepted by BROCADE.

(b) Licensed Software Orders. McDATA will order Keys to the Licensed Software by submitting written purchase orders to BROCADE by facsimile, e-mail or nationally-recognized overnight delivery service. All orders shall reference this Agreement, state the quantities ordered, and provide the [*] of the CPU board(s) for which McDATA seeks to activate the Licensed Software. All such orders are subject to acceptance by BROCADE. BROCADE shall accept or reject any such purchase orders in writing within [*] days of receipt of such purchase orders by BROCADE. All such purchase orders shall be governed by the terms and conditions of this Agreement.

5.3 Hardware Order Change or Cancellation by McDATA. McDATA may not cancel or modify its Hardware orders thirty (30) days or less prior to the originally scheduled shipment date. If McDATA submits to BROCADE a written request to cancel or modify a Hardware order more than thirty (30) days prior to the originally scheduled shipment date, BROCADE will make commercially reasonable efforts to accommodate such requests, subject to written confirmation of receipt of such request by BROCADE; such confirmation of receipt shall be provided within [*] days after receipt by BROCADE. In the event of a BROCADE authorized Hardware order change, it may be necessary for BROCADE to revise the scheduled shipment date by mutual agreement of the parties.

5.4 Cancellation by BROCADE. With [*] days prior notice, BROCADE reserves the right to cancel any Hardware orders placed by McDATA and accepted by BROCADE as set forth above, or to refuse or delay shipment thereof, if McDATA: (a) fails to make any payment as provided in this Agreement or otherwise agreed to by BROCADE and McDATA, (b) fails to meet reasonable credit or financial requirements established by BROCADE, including any limitations on allowable credit, or (c) otherwise fails to comply with the terms and conditions of this Agreement.

5.5 Conflict. Any terms and conditions of: (a) any McDATA order for Products, or
(b) BROCADE acknowledgment or acceptance which are in addition to or inconsistent with the terms and conditions of this Agreement will be deemed stricken and unenforceable under such order, acknowledgment or acceptance.

6.0 PAYMENT TERMS

6.1 Payment. In consideration of the rights granted by BROCADE to McDATA in Sections 2.6 ("ASICs License") and 2.7 ("ASICs Firmware License"), McDATA shall pay to BROCADE the following amounts: (a) [*] United States Dollars ([*]) on April 15, 1998; (b) [*] United States Dollars on each of July 15, 1998, October 15, 1998, January 15, 1999 and April 15, 1999. The parties agree that as of the Effective Date of this Agreement, [*] United States Dollars ([*]) has been paid by McDATA in respect of such payment obligations.

6.2 Payment for Products. McDATA shall pay all invoices net thirty (30) days after the date of BROCADE's invoice, which BROCADE will issue upon shipment of the Products for the Hardware or delivery of the Keys for the Licensed Software.

6.3 Late Payment. Payments made under this Agreement after their due date will incur interest at a rate equal to one and one-half percent (1.5%) per month or the highest rate permitted by applicable law, whichever is lower. In addition, if McDATA fails to pay any invoice when due, BROCADE may: (i) declare all amounts owed by McDATA to be immediately due and payable and refuse to deliver any further Products or Keys until such amounts have been paid (ii) require C.O.D. payment for Products or Keys ordered, and/or (iii) pursue any other remedies under this Agreement, at law or in equity available to it.

6.4 No Setoff. McDATA will not setoff or offset against BROCADE's invoices amounts that McDATA claims are due to it other than for authorized returns and rejected shipments.

7.0 SHIPMENT AND DELIVERY

7.1 Shipment and Delivery.

(a) Hardware. Delivery will be made F.O.B. BROCADE facility. In the absence of specific written instructions from


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McDATA, BROCADE will select the carrier, but such carrier will not be the agent of BROCADE. Title, risk of loss and/or damage to Hardware, and responsibility for filing claims with the carrier, will pass to McDATA on delivery to such carrier. BROCADE will pack all Hardware shipped in accordance with standard commercial practices. McDATA agrees that it will be responsible for and pay all shipping, freight and insurance charges incurred in such shipment.

(b) Licensed Software. Upon acceptance of an order as set forth in Section 5.2(b) above, BROCADE will promptly deliver the necessary Keys to the Licensed Software for the specified Worldwide Switch Numbers via E-mail to McDATA. Upon receipt of each delivery of Keys, McDATA will log the receipt of each Key for tracking purposes, and will use commercially reasonable best efforts to prevent unauthorized access to such Keys. Notwithstanding the provisions of Section 5.2(b) and 7.1(b), BROCADE authorizes McDATA to enable the BROCADE software licensed to third parties through third party purchase orders issued to and accepted by BROCADE for mutually agreed upon third parties for BROCADE software installed on McDATA Products sold to such third parties, and McDATA shall [*] for such software.

7.2 Partial Shipments. McDATA agrees to accept partial shipments and pay for Products comprising a partial shipment on the terms set forth above; provided, however, that BROCADE shall only submit an invoice for Products that it has actually shipped, unless otherwise agreed to in writing by the parties.

7.3 Delayed Delivery. If delivery of any Products is delayed (i) more than [*] days on or before December 31, 1999, or (ii) more than [*] days (after December 31, 1999) following the accepted scheduled delivery date, McDATA may, at any time prior to delivery by BROCADE of such Products to the transporting carrier, cancel without penalty that undelivered portion of its purchase order covering such Products.

7.4 Acceptance of Products.

(a) All Products sold under this Agreement shall materially conform to the standards set forth in Section 15.2, below. McDATA's acceptance of each Product shall occur upon delivery unless McDATA notifies BROCADE in writing within thirty (30) days after delivery that such Product does not materially conform to such standards. Payment for any Product by McDATA shall not reduce the thirty
(30) day period available for inspection and reporting of any material non-conformance.

(b) McDATA may inspect and test Products received from BROCADE as set forth above. BROCADE shall have the right to observe McDATA's inspection and test procedures.

(c) In the event that any Product delivered to McDATA does not conform to the standards in Section 15.2 below, and such non-conformance is not due to freight damage, damage incurred after receipt by McDATA, or other exclusions in Section 15, McDATA shall immediately notify BROCADE, and request a RMA from BROCADE. McDATA shall deliver, at its expense, all such non-conforming Products to BROCADE pursuant to a valid RMA. Upon verification of such non-conformance, BROCADE will either promptly repair or replace the non-conforming Product within thirty (30) days of its receipt by BROCADE. Upon receipt of written request from McDATA, BROCADE may be able to process small amounts of Product on an expedited basis for an additional fee.

8.0 OTHER AGREEMENTS, PRICING AND MARKETING

8.1 Software License Agreement. McDATA agrees that all Licensed Software will be distributed to Customers subject to a Software License Agreement (including warranty statement), along with a McDATA Manual, in a manner which is (a) no less protective of BROCADE's Intellectual Property Rights in the Licensed Software than the form attached hereto as Exhibit D, and (b) legally enforceable in the jurisdictions in which the Licensed Software, as incorporated into the McDATA Products, is distributed.

8.2 Pricing Freedom. McDATA is, and will remain, entirely free to determine its Customer prices and fees in its own discretion.

8.3 Negative Statements. Neither party to this Agreement shall make any intentionally false, negatively misleading or intentionally misleading remarks of any kind or nature regarding the products or services of the other party to its current or potential customers, the press, resellers, suppliers or any other third party ("Negative Remarks"), and each party to this Agreement shall expressly inform its employees, contractors, and resellers of such prohibition. A violation of this section shall be immediately reported to the President of each of the parties, and such individuals shall take mutually agreed remedial measures to prevent future occurrences of Negative Remarks. Notwithstanding the remedial efforts undertaken by either party to prevent such Negative Remarks, the parties agree that the repeated violation of this Section by either party shall be deemed to be a material breach of this Agreement.

8.4 Versions. In the event that BROCADE develops any new features or functionality for (i) of the ASICs Firmware as described in Section 1.1, (ii) the Licensed Software which supports such ASICs Firmware, or (iii) the Hardware versions specified in Exhibit A, and BROCADE makes such new features or functionality generally available to its customers, BROCADE shall offer such new features or functionality to McDATA under the terms and conditions of this Agreement at reasonable prices which are mutually agreed to by the parties.

8.5 Support Letter. BROCADE and McDATA agree to provide support to Hewlett-Packard with respect to the McDATA Product and software licensed from BROCADE related thereto as set forth on Exhibit H.

8.6 Repair Facilities. BROCADE will maintain facilities to repair or replace, at BROCADE's sole discretion, the Hardware for a [*] year period, commencing on the date BROCADE issues a general market End of Life ("EOL") notice to its customers for the SilkWorm switch with respect to the generation of such switch applicable to the Hardware subassemblies set forth in Exhibit A. Upon expiration of the such [*] year period, BROCADE agrees to provide to McDATA [*] required, as determined by BROCADE, to repair the Hardware subassemblies

9.0     McDATA OBLIGATIONS


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9.1 Training. McDATA agrees to train an appropriate number of its systems engineering, manufacturing and support personnel on products purchased from BROCADE according to the Technical Training Program listed in Exhibit C in order to ensure McDATA can provide adequate support to Customers as set forth in Exhibit B. From time to time BROCADE may introduce new training courses, and McDATA agrees to provide ongoing training to its personnel on a periodic basis to ensure that its personnel are adequately trained. Additional training materials and updates are available for the fees set forth in Exhibit C.

9.2 Product Customer Support and Service. McDATA shall provide the appropriate personnel, facilities and equipment necessary to provide support in the use of the Products (as incorporated into the McDATA Products) to Customers as required to: (i) provide BROCADE regular feedback (at least quarterly) on Customer satisfaction metrics in a manner mutually agreed by the parties, and (ii) conduct service and support of McDATA's Products. McDATA will have personnel attend product, sales and service training courses as may be offered by BROCADE or McDATA from time to time.

9.3 Support for McFlannel ASICs. The parties acknowledge that as of the Effective Date, the McFlannel ASICs require testing to ensure that such ASICs conform to the relevant ASICs Specifications. BROCADE agrees to provide assistance with such McFlannel ASICs testing to ensure substantial conformity with the ASICs Specifications through [*]. In the event that during such testing of the McFlannel ASICs, a substantial non-conformity with the ASICs Specifications is discovered by McDATA and/or BROCADE, the parties agree to meet and jointly determine a plan of resolution for such non-conformity.

10.0 ENGINEERING CHANGES

10.1 Product ECO's BROCADE shall use commercially reasonable efforts to provide McDATA with [*] days' notice of changes to the Products (including Licensed Software or drivers) that affect the form, fit or function of the Products ("Engineering Change Order" or "ECO").

10.2 Mandatory Product ECO's. BROCADE may issue notice of "Mandatory Changes", which are changes to the Product(s) required to satisfy governmental environmental, safety or other standards, reliability concerns, or to guarantee a continuity of supply. BROCADE will make commercially reasonable efforts to provide McDATA with [*] days prior written notice of Mandatory Changes prior to implementing such changes, however this period may be reduced if the change involves safety or reliability, or if otherwise required by law.

10.3 Product End-of-Life. Upon EOL notification from BROCADE to McDATA for the Hardware subassemblies and not withstanding any of the provisions in this section, BROCADE and McDATA will work together to facilitate a mutually agreed upon EOL plan. Provided that McDATA issues [*] no fewer than the following [*] of the following Hardware subassemblies per [*]: [*] as set forth in Exhibit A, and schedules a [*] of all such Hardware subassemblies in such [*] with a minimum of [*] leadtime for [*], then BROCADE agrees [*] the manufacture, sale or distribution of any such Product ("End of Life" or "EOL"). The pricing for Hardware subassemblies purchased at [*] shall be the prices set forth in Exhibit A in the [*]. In the contrary case, BROCADE shall have the right to provide McDATA with one hundred eighty (180) days' written notice of intent to EOL any Product provided to McDATA hereunder. McDATA may place orders for any demand during the first ninety (90) days of such EOL notice for delivery of affected Product(s) prior to the end of the notice period. To the extent that such orders exceed McDATA's previous forecast for such Product(s), the orders shall be non-cancelable. BROCADE shall accept only forecasted orders in the last [*] days of the stated notice period, and all such orders shall be non-cancelable. In addition, during such notice period, BROCADE shall have the right, in its sole discretion, to require payment for Product(s) from McDATA at the time such purchase orders are submitted. If any component of any of the four Hardware subassembly products set forth on Exhibit A is declared EOL and independent of McDATA's ability to maintain the minimum purchase requirement of the affected Hardware subassembly unit, BROCADE may declare the affected Hardware subassembly product EOL. Within [*] days of EOL notification from BROCADE ("EOL Notification Period"), McDATA may (i) [*] for the affected Hardware subassembly component, or
(ii) notify BROCADE in writing that McDATA will [*] for sufficient units of the relevant component from [*] and arrange for the [*] to the facility designated by BROCADE ("Last Buy Notification"). Provided that BROCADE receives such Last Buy Notification within [*] days from the date of BROCADE's EOL notification, the parties will negotiate in good faith the terms whereby BROCADE would [*] the affected Hardware subassembly. In no event, however, shall BROCADE be required to resume the manufacture of an affected Hardware subassembly unit after [*] days from the end of the EOL Notification Period. BROCADE shall not be obligated to qualify new components, develop alternative sources or redesign the affected Hardware subassembly unit.

11.0 CROSS LICENSE AND COVENANT NOT TO SUE

11.1 Definitions. For the purposes of this Agreement, the following terms shall have the following definitions:

(a) "Fibre Channel-based Products" means technology and materials for switching and interconnect hardware and related software involved with the development of, operation, management services and software for Fibre Channel products.

(b) "BROCADE Know-how" means the designs, techniques, inventions, practices, methods, knowledge, skill, experience, test data and cost, sales and manufacturing data relating to the manufacture of Fibre Channel-based Products developed or acquired by BROCADE or acquired by license or otherwise with a royalty-free right of sublicense or license as of April 1, 1998, and in the possession of McDATA as of April 1, 1998.

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(c) "BROCADE Patents" means the existing BROCADE patents and patent applications as of April 1, 1998 whose claims would be infringed by the manufacture, use, sale, offer for sale, import or other disposition of Fibre Channel-based Products; including without limitation all foreign counterparts issued or issuing on such patents or patent applications. It is understood that the license set forth in Section 11.2 is not contingent upon actual practice of the BROCADE Patents during the Patent Term.

(d) "McDATA Know-how" means the designs, techniques, inventions, practices, methods, knowledge, skill, experience, test data and cost, sales and manufacturing data relating to the manufacture of Fibre Channel-based Products developed or acquired by McDATA or acquired by license or otherwise with a royalty-free right of sublicense or license as of April 1, 1998, and in the possession of BROCADE as of April 1, 1998. Notwithstanding the foregoing, BROCADE acknowledges that McDATA Know-how shall not include McDATA know-how developed by McDATA or [*] or McDATA know-how received from [*] in relation to US Patent Application Serial Numbers [*] and [*] for products jointly developed by McDATA and [*] or for products developed by McDATA for [*].

(e) "McDATA Patents" means, except as to the joint patents between McDATA and [*] (US Patent Application Serial Numbers [*] and [*]) which patent applications are directly related to the products jointly developed by McDATA for [*] referenced in the Agreement between McDATA and BROCADE dated March 26, 1998, the existing McDATA patents and patent applications as of April 1, 1998 whose claims would be infringed by the manufacture, use, sale, offer for sale, import or other disposition of Fibre Channel-based Products; including without limitation all foreign counterparts issued or issuing on such patents or patent applications. It is understood that the license set forth in Section 11.2 is not contingent upon actual practice of the McDATA Patents during the Patent Term.

(f) "Patent Term" means the term of the patent cross-license contained in
Section 11.2.

11.2 Cross-License and Covenant Not to Sue. Subject to the terms and conditions of this Agreement, (i) BROCADE hereby grants to McDATA a perpetual, non-exclusive, non-transferable, worldwide, royalty-free license, without the right to sublicense, under the BROCADE Patents and the BROCADE Know-how to make, use, sell, offer to sell, lease, import and otherwise transfer the Fibre Channel-based Products and BROCADE covenants that, to the extent that McDATA and McDATA's customers and distributors exercise the rights expressly granted to McDATA hereunder, BROCADE will not assert any patent or trade secret rights against McDATA or its direct or indirect customers, and (ii) McDATA hereby grants to BROCADE a perpetual, non-exclusive, non-transferable, worldwide, royalty-free license, without the right to sublicense, under the McDATA Patents and the McDATA Know-how to make, use, sell, offer to sell, lease, import and otherwise transfer the Fibre Channel-based Products and McDATA covenants that, to the extent that BROCADE and BROCADE's customers and distributors exercise the rights expressly granted herein, McDATA will not assert any patent or trade secret rights against BROCADE or its direct or indirect customers. For the purposes of the patent licenses set forth above, "perpetual" shall mean the life of the applicable patents. Each party shall be responsible for overseeing compliance with the terms and conditions of this Agreement, and shall be liable for any breach of its obligations hereunder. Nothing in this Section 11 shall be construed to obligate either party to disclose any information or materials to the other party with respect to the patents and know-how of such party, whether or not in existence on or before April 1, 1998.

11.3 Ownership

(a) BROCADE. McDATA acknowledges and agrees that BROCADE is and shall remain the sole owner of the BROCADE Patents and the BROCADE Know-how and that McDATA has no rights in or to the BROCADE Patents or the BROCADE Know-how other than the license set forth herein.

(b) McDATA. BROCADE acknowledges and agrees that McDATA is and shall remain the sole owner of the McDATA Patents and the McDATA Know-how and that BROCADE has no rights in or to the McDATA Patents or the McDATA Know-how other than the license set forth herein.

11.4 Prosecution Expenses. Each party shall be responsible for the payment of the prosecution expenses related to the patents that such party owns.

11.5 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, BROCADE AND McDATA HEREBY EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, RELATING TO EACH PARTY'S RESPECTIVE PATENTS AND KNOW-HOW SET FORTH IN THIS
SECTION 11, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. Without limiting the generality of the foregoing, neither BROCADE nor McDATA warrant the patentability of any information or materials, or the safety, usefulness or accuracy of any information provided hereunder.

12.0    CONFIDENTIAL INFORMATION AND ADVERTISING

12.1 Definition. "Confidential Information" means: (i) all source code and all technical or business information furnished in any form or medium, whether oral, written, graphic or electronic by one party to the other pursuant to this Agreement, including without limitation all analyses, architecture, code, concepts, data, designs, discoveries, forecasts, ideas, information, inventions, know-how, knowledge, layouts, mask works, methodologies, plans, processes, products, projections, protocols, prototypes, schematics, skills, structure, techniques, and/or work product, tangible or intangible, whether or not patentable, and all originals and all copies of any compilations, database, drawing, file (including on any computer storage media), memoranda, model, notes, prototype, record, report, software, summary, writing or other materials whether tangible or not, and whether or not eligible for copyright protection, or any other information relating to any research project, work in progress, future development, scientific engineering, manufacturing, marketing or

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has
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other business or financial plan relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business; and
(ii) all other non-public information that the party disclosing the information (the "Disclosing Party") designates at the time of disclosure as being confidential, or if disclosed orally or visually is identified as such prior to disclosure and summarized, in writing, by the Disclosing Party to the receiving party (the "Recipient") within [*] days of initial disclosure, including without limitation, the terms and conditions of this Agreement, and information regarding either party's financial condition, business opportunities, plans for development of future products or new versions of existing products, know-how, technology or customers.

12.2 Access to and Use of Confidential Information. A party receiving Confidential Information agrees (a) that it shall use the same degree of care and means that it utilizes to protect its own information of a similar nature, but in any event not less than reasonable care and means, to prevent the unauthorized use or the disclosure of such confidential information to third parties, (b) not to disclose or use any of such Confidential Information for any purpose except as necessary and consistent with the terms of this Agreement, (c) to limit the use of and access to such Confidential Information to such employees and subcontractors who have a need to know such Confidential Information and have signed legally binding non-disclosure agreements, and (d) that it will promptly notify the other party in writing of any unauthorized disclosures and/or use thereof. The aforementioned notice shall include a detailed description of the circumstances of the unauthorized disclosure or use and the parties involved therewith.

12.3 Exclusions. Notwithstanding the foregoing, Confidential Information does not include information that: (a) is or becomes generally available to the public other than (i) as a result of a disclosure by Recipient or its employees or any other person who receives such information in violation of this Agreement, (b) is or becomes available to Recipient on a non confidential basis from a source which is entitled to disclose it to Recipient, (c) can be documented, by adequate written records, was developed by employees or agents of the Recipient independently of and without reference to any information communicated to Recipient by the Disclosing Party, or (d) is required by law to be disclosed by the Recipient. A disclosure of Confidential Information (x) in response to a valid order by a court or other governmental body, (y) otherwise required by law, or (z) necessary to establish the rights of either party under this Agreement shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided however, that the party disclosing such information shall provide prompt written notice thereof to the other party to enable it to seek a protective order or otherwise prevent such disclosure.

12.4 Injunctive Relief. In the event of an unauthorized use, distribution or disclosure of any Confidential Information, the parties agree that the disclosing party will not have an adequate remedy at law. Therefore, injunctive or other equitable relief may be appropriate to restrain such use, distribution or disclosure, threatened or actual.

12.5 Advertising and Releases. Except as may be required by law or regulation, no news release, material that references this Agreement or the other party shall be issued by either party without the prior written consent of the other party.

13.0 PROPRIETARY RIGHTS

Subject to the provisions of Section 11 of this Agreement, the Intellectual Property Rights in and to the ASICs Firmware, BROCADE ASICs, Licensed Software and the Products are and will remain the sole and exclusive property of BROCADE and its suppliers, if any, whether the ASICs Firmware, BROCADE ASICs, and the Products are separate or combined with any other products. BROCADE's rights under this Section 13.0 will include, but not be limited to: (i) all copies of the ASICs Firmware, and the Licensed Software portion of the Products; (ii) all Intellectual Property Rights in the ASICs Firmware, BROCADE ASICs, and the Products; and (iii) all modifications to, and Derivative Works based upon, the BROCADE ASICs and the Products. McDATA shall own all Intellectual Property Rights in and to the authorized modifications to and Derivative Works based upon the ASICs as set forth in Section 2.7 and McDATA Functionality. McDATA shall retain all right, title and interest, including manufacturing control and worldwide Intellectual Property Rights in and to the McDATA Functionality. For the purposes of this Agreement, "Intellectual Property Rights" means copyright rights (including, without limitation, the exclusive right to use, reproduce, modify, distribute, publicly display and publicly perform the copyrighted work), trademark rights (including, without limitation, trade names, trademarks, service marks, and trade dress), patent rights (including, without limitation, the exclusive right to make, use and sell), trade secrets, moral rights, right of publicity, authors' rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now and/or hereafter come into existence and all applications, renewals and extensions thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction. "Moral Rights" means the inalienable right to claim authorship to or to object to any distortion, mutilation, or other modification in relation to a work, whether or not such would be prejudicial to the author's reputation, and any similar right, existing under common or statutory law or any country in the world or under any treaty, regardless or whether or not such right is denominated or generally referred to as a "moral right."

14.0 INDEMNITY

14.1 Infringement Claims. BROCADE will indemnify, defend and hold McDATA harmless from any and all damages, liabilities, costs and expenses finally awarded against McDATA as a result of any claim, judgment or adjudication against McDATA which claims that (i) any of the Products, as furnished by BROCADE under this Agreement, infringes or misappropriates any US patent, any copyright or trademark, or (ii) the ASICs Firmware infringes any US patent or any copyright, or (iii) the design of the ASICs, as furnished by BROCADE to LSI Logic, infringes any US patent or any copyright. If a Product, ASICs Firmware or the BROCADE ASICs are held in any such suit to infringe and the use of such Product, ASICs Firmware or BROCADE ASICs is enjoined, BROCADE will have the option, at its own discretion and expense, to (w) procure for McDATA the right to continue using such Product, ASICs Firmware or BROCADE ASICs, (x) replace such Product, ASICs Firmware or BROCADE ASICs with non-infringing Product, ASICs Firmware or BROCADE ASICs of substantially equivalent quality and purpose, (y) modify such Product, ASICs Firmware or BROCADE ASICs to make it non-infringing, provided the modified Product, ASICs Firmware or BROCADE ASICs remains substantially equivalent in quality and purpose to such Product, ASICs Firmware or BROCADE ASICs, or (z) terminate the Agreement and return to McDATA the


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depreciated value of such Product, ASICs Firmware or BROCADE ASICs based on straight line depreciation over [*].

14.2 Exceptions. BROCADE will not be obligated to defend or be liable for costs and damages to the extent that infringement, or a claim thereof, arises out of or is related to (a) a modification made to Product, ASICs Firmware or BROCADE ASICs by McDATA or a third party made in violation of this Agreement, (b) the combination of a Product, ASICs Firmware or BROCADE ASICs with products or data not provided by BROCADE, (c) use of other than the latest unmodified release of Product, ASICs Firmware or BROCADE ASICs made available to McDATA by BROCADE if such infringement would have been avoided by the use thereof, (d) McDATA's failure to use or deploy modifications to the ASICs Firmware or Licensed Software provided to McDATA by BROCADE to avoid infringement, (e) the direct result of the manufacture of the BROCADE ASICs by LSI Logic. Notwithstanding the foregoing, the parties acknowledge and agree that BROCADE shall have no obligation to defend or indemnify McDATA against claims that the Products infringe the Intellectual Property Rights of third parties pursuant to the foregoing Section unless McDATA: (x) promptly informs BROCADE of such suit or proceeding, and furnishes to BROCADE a copy of each communication, notice or other action relating thereto, (y) gives BROCADE the authority, information and reasonable assistance necessary to settle or litigate such suit or proceeding, and (z) does not settle, or agree to settle, any such suit or proceeding without the prior written permission of BROCADE, which will not be unreasonably withheld or delayed.

14.3 Limitations. THE FOREGOING STATES THE ENTIRE LIABILITY OF BROCADE FOR INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT BY ANY PRODUCT, ASICs FIRMWARE OR BROCADE ASICs FURNISHED UNDER THIS AGREEMENT.

14.4 McDATA Indemnity. McDATA agrees to defend, indemnify and hold BROCADE harmless from any and all losses, damages, liabilities, costs and expenses (including but not limited to reasonable attorneys' fees and costs of litigation) incurred by BROCADE as a result of any third party claim, regardless of the form of action, arising from (i) McDATA's misuse or misrepresentation of the Products or Documentation or Intellectual Property Rights contained therein,
(ii) McDATA's breach of its representations or warranties under this Agreement,
(iii) McDATA's false advertising, intentional wrongdoing, gross negligence, or product liability arising from the marketing, sale or distribution of a McDATA Product, or (iv) McDATA's modifications to the ASICs Firmware, the BROCADE ASICs or the Products furnished by BROCADE to McDATA hereunder (if the unmodified version of the information or materials provided by BROCADE to McDATA would not have so infringed), provided that BROCADE promptly notifies McDATA of any such claim in writing, gives McDATA sole control of the defense and all related settlement negotiations, and cooperates with McDATA in defending or settling any such claim.

15.0 LIMITED WARRANTY AND WARRANTY DISCLAIMER

15.1 Mutual Warranty. Each party certifies and represents to the other party that as of the Effective Date, it has full power, right and authority to execute this Agreement, to fulfill all its rights and obligations herein.

15.2 Product Warranty to McDATA. BROCADE warrants to McDATA that the Products (except for Products which may be refurbished pursuant to Section 15.4) are new , and that, for a period of [*] months after the date of the shipment of the Products to McDATA (the "Hardware Warranty Period") (i) the Hardware will substantially conform to BROCADE's standard manufacturing [*] test processes as set forth in Exhibit J, and (ii) the Products will be Year 2000 compliant. In addition, BROCADE warrants to McDATA that for a period of ninety (90) days after the date of shipment of the Products to McDATA (the "Software Warranty Period") the Licensed Software will substantially conform to the applicable standard BROCADE product specifications for the Licensed Software. For the purposes of this Agreement, "Year 2000 compliant" means that all Products and Documentation provided to McDATA will correctly interpret and manipulate all date-related data, when dates are in the 20th and 21st centuries, and that no delivery or performance of such Products and Documentation shall be materially interrupted or delayed as a result of the occurrence of or processes driven by dates after December 31, 1999, provided that the non-BROCADE hardware, software and other system components with which the Products and Documentation interact, directly or indirectly (including without limitation the McDATA Products and all other third party information, materials, components, hardware and software or any kind), also correctly interpret and manipulate all such date-related data.

15.3 ASICs Warranty. BROCADE warrants to McDATA that the design information furnished to LSI Logic for the manufacture of the BROCADE ASICs shall be sufficient to enable LSI Logic to manufacture such BROCADE ASICs in substantial conformance to the ASICs Specifications; provided, however, that nothing in this
Section 15.3 shall be construed to impose responsibility upon BROCADE for defects in any such BROCADE ASICs introduced by LSI Logic in the course of the LSI Logic manufacturing process. In the event that McDATA provides BROCADE with written notice detailing a substantial non-conformity of the BROCADE ASICs with the ASICs Specifications due to the design thereof and not the manufacture of such BROCADE ASICs by LSI Logic, BROCADE will use diligent efforts to coordinate with LSI Logic to remedy any such substantial non-conformity.

15.4 Limitations to Warranty. McDATA shall notify BROCADE of a failure by the Product to substantially perform in accordance with the relevant standards set forth in Section 15.2, as applicable, during the applicable Hardware Warranty Period or Software Warranty Period. If BROCADE confirms such Product is defective after McDATA, at McDATA's expense, has returned the Product to a BROCADE-authorized repair center for inspection, then, BROCADE will at its election promptly repair or replace any such Product within [*] days of receipt thereof, at no charge to McDATA. Replacement Product may be either new or re-manufactured and certified as new (in accordance with BROCADE's


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standard manufacturing test processes or, with regard to the Licensed Software, the applicable specifications). In the event that the Product returned is not defective, McDATA will be responsible for freight costs for return shipment to McDATA. The foregoing warranties shall not apply to Products that have been (i) damaged by accident through no fault of BROCADE, Acts of God, shipment, improper installation, abnormal physical or electrical stress, misuse or misapplication, as determined by BROCADE in its sole reasonable discretion, or (ii) modified without BROCADE's express written acceptance of such modification for warranty purposes. BROCADE reserves the right to charge additional fees for repairs or replacements performed on Products after the Hardware Warranty Period or Software Warranty Period, as applicable, has terminated.

15.5 McDATA's Exclusive Remedy. McDATA acknowledges and agrees that its sole and exclusive remedy for breach of the limited Product warranties is as set forth in
Section 15.4.

15.6 Title Warranty. BROCADE warrants that title to all Products and ASICs Firmware delivered to McDATA by BROCADE shall be free and clear of all liens, encumbrances or other restrictions.

15.7 Disclaimer. THE FOREGOING PRODUCT WARRANTIES IN SECTION 15 ARE IN LIEU OF, AND BROCADE EXPRESSLY DISCLAIMS, ALL OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

15.8 [*] Warranty In addition to the warranties specified above, BROCADE warrants all Hardware subassemblies against [*] for a period of [*] years after date of shipment of the Hardware subassemblies from BROCADE. An epidemic failure means:

          (i) the occurrence of the [*] the Hardware subassembly [*] more frequently that the calculated Mean Time Between Failure ("MTBF"), as specified in Exhibit K attached hereto and incorporated herein by reference, for that Hardware subassembly within a [*], provided [*] is caused by the Hardware subassembly and is not McDATA system or McDATA environment induced. In the case of the [*], BROCADE shall [*] of the affected Hardware subassembly population (after [*] is identified), as long as the [*], as specified in Exhibit K, remains at [*]. BROCADE calculates the MTBF for each Hardware subassembly using Belcore Specification TR332, Issue 5 parts count method.

          (ii) the occurrence of more than [*] that is considered a hazard class 2 or above (approved and initialed by both parties) safety incident where the customers life or property is damaged due to the [*].

8. RELATED PARTY TRANSACTIONS
 .

16.0 LIMITATION OF LIABILITY AND INSURANCE

16.1 Nuclear, Aviation or Life Support Application. McDATA acknowledges that Product is not specifically designed, manufactured or intended for use in connection with the design, construction, maintenance, and/or operation of any
(i) nuclear facility, (ii) aircraft, aircraft communication or aircraft ground support system, or (iii) life support system. Except as otherwise provided herein, BROCADE shall not be liable to McDATA, in whole or in part, for any claims or damages arising from such use, or resale by McDATA to a third party for such purposes, and McDATA agrees not to sell into nuclear, aviation or life support application and shall include a provision in its Customer agreement a statement relating to the Products' inapplicability to such applications.

16.2. Limitation of Liability.

(a) EXCEPT FOR BREACHES OF SECTION 12 AND 14, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, AND WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING SUBSECTION, EITHER PARTY'S TOTAL LIABILITY (EXCEPT FOR BREACHES OF SECTIONS 12 AND 14) TO THE OTHER PARTY UNDER THIS AGREEMENT WILL BE LIMITED TO (a) WITH REGARD TO THE PRODUCTS, [*], OR
(b) WITH REGARD TO THE ASICs FIRMWARE OR BROCADE ASICs, [*].

16.3 Insurance. Each party agrees during the term of this Agreement to carry the amount that party deems to be sufficient liability insurance to meet its indemnification obligations under this Agreement.

17.0 EXPORTATION; GOVERNMENT APPROVAL AND FOREIGN CORRUPT PRACTICES ACT

17.1 Export. McDATA acknowledges that all Products including documentation and other technical data are subject to export controls imposed by the U.S. Export Administration Act of 1979, as amended (the "Act"), and the regulations promulgated thereunder. McDATA warrants and represents to BROCADE that it will not export or re-export (directly or indirectly) any Products or documentation or other technical data therefor, in whole or in part, in violation of the Act and the regulations thereunder. McDATA shall indemnify, defend and hold BROCADE harmless against any claims for cost, damage, expense or liability arising out of or in connection with any breach of this Section.

17.2 Government Rights. The Licensed Software is "commercial computer software" as defined in the applicable provisions of the Federal Acquisition Regulation (the "FAR") and supplements thereto, including the Department of Defense ("DoD") FAR Supplements (the "DFARS"). The parties acknowledge that the Licensed Software was developed entirely at private expense and that


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

no part of the Licensed Software was first produced in the performance of a Government contract. If McDATA supplies the Licensed Software to a U.S. Government agency, in accordance with FAR 12.212 and its successors or DFARS
227.7202 and its successors, as applicable, McDATA shall license the Licensed Software to the Government subject to the terms of this Agreement.

17.3 Governmental Approval. If any approval with respect to this Agreement, or the notification or registration thereof, will be required at any time during the term of this Agreement, with respect to giving legal effect to this Agreement in the jurisdiction where McDATA Products are distributed, or with respect to compliance with exchange regulations or other requirements so as to assure the right of remittance abroad of U.S. dollars pursuant to this Agreement, McDATA will immediately take whatever steps may be necessary in this respect, and any charges incurred in connection therewith will be for the account of McDATA. McDATA will keep BROCADE currently informed of its efforts in this connection. BROCADE will be under no obligation to ship Products to McDATA hereunder until McDATA has provided BROCADE with satisfactory evidence that such approval, notification or registration is not required or that it has been obtained.

18.0 DEFAULT AND TERMINATION

18.1 Default. In addition to any other rights or remedies which may be available at law or in equity, either party may terminate this Agreement upon the occurrence of any one of the following:

(a) In the event of a material breach by either party in the performance of their obligations hereunder, the party alleging the breach shall give written notice specifying the nature and extent of the breach to the other party and such party shall have [*] days thereafter to cure the breach. If the breach is not cured within the [*] day period, termination shall be come effective on the [*] day following the written notice;

(b) In the event of proceedings in bankruptcy or insolvency invoked by or against either party, or in the event of the appointment of a receiver, or the making an assignment for the benefit of creditors; or proceedings are commenced against such party under any bankruptcy, insolvency or debtor's relief law, if such proceeding is not vacated or set aside within [*] days after the date of commencement thereof; or

18.2 Termination for Convenience. In the event market conditions change to the extent that the Product is no longer competitive, McDATA may terminate this agreement for convenience. In that event, McDATA agrees to provide BROCADE with [*] days written notice of its intent to terminate for convenience. Further, McDATA agrees to reasonably compensate BROCADE for work in progress as of the date of notification.

18.3 Effect of Termination. Upon the expiration or termination of this Agreement, however arising:

18.3.1 Except for the retention of [*] of the Confidential Information of the other party solely for support purposes, each party will cease its use of the Confidential Information of the other party, and will return or destroy, at the other party's direction, all such Confidential Information and any copies or portions thereof which are incorporated into documents or archives;

18.3.2 If this Agreement is terminated pursuant to Section 18.1, the payment of all amounts owed by McDATA to BROCADE as of the effective date of such expiration or termination shall accelerate, and such payments shall become payable as of such effective date, whether or not longer payment periods had originally been established; and

18.3.3 Provided that BROCADE has not terminated this Agreement due to McDATA's material breach of the terms of this Agreement, McDATA may submit orders for Products, including without limitation those Products which BROCADE has agreed not to discontinue pursuant to the terms and conditions set forth in Section
10.3 ("Product End of Life"), which orders are subject to approval by BROCADE in its sole discretion, provided that McDATA pays BROCADE for such Product(s) at the time such purchase orders are accepted by BROCADE. The parties agree that orders submitted as set forth in this Section shall not be considered approved by BROCADE until and unless BROCADE has notified McDATA of its acceptance of such order in writing pursuant to Section 5.2 hereof.

18.4 Nonexclusive Remedy. The exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

18.5 Survival. The parties' obligations under Sections 2.4.2(c) ("Ownership"),
2.4.4 ("Documentation Warranty"), 2.5 ("Restrictions"), 2.6 ("ASICs License"),
2.7 ("ASICs Firmware License"), 4.0 ("Taxes"), 8.1 ("Software License Agreement"), 10.2 ("Mandatory Product ECO's"), 11.0 ("Cross License and Covenant Not to Sue"), 11.3 ("Ownership"), 11.5 ("Disclaimer of Warranties"), 12 ("Confidential Information and Advertising"), 13 ("Proprietary Rights"), 14 ("Indemnity"), 15 ("Limited Warranty and Warranty Disclaimer"), 16.2 ("Limitation of Liability"), 18 ("Default and Termination"), 19 ("General") and Exhibit D shall survive any termination and/or expiration of this Agreement.

19.0 GENERAL

19.1 Assignment. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Neither party may assign this Agreement, in whole or in part, without the other party's written consent which consent will not be unreasonably withheld, except that BROCADE may assign its rights and delegate its duties hereunder in connection with any merger, reorganization, consolidation, or other business combination, or the sale of all or substantially all of its assets. Any attempt to assign this Agreement without such consent will be null and void.

19.2 Independent Contractors. The relationship between BROCADE and McDATA established by this Agreement is that of independent contractors. No franchise, joint venture or partnership is established by this Agreement. Neither party hereunder is the agent, broker, partner, employee, or legal representative of the other for any purpose, and neither party shall have the right to bind or otherwise obligate such other party.

19.3 Governing Law; Attorneys Fees. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding its conflicts and choice of law rules, and shall not be construed in accordance with the United Nations Convention

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

for the International Sale of Goods (CISG). In the event that any dispute between the parties arises out of or is related to any of the provisions of this Agreement, and/or the performance or termination thereof, the prevailing party in any such action shall recover all of its costs, including reasonable attorneys' fees.

19.4 Arbitration. Except with respect to claims for emergency or preliminary injunctive relief with respect to breach of provisions in Section 11 above or breach of any Intellectual Property Rights hereunder, any dispute, claim or controversy arising out of or relating to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration in Santa Clara County, California under the Rules of Arbitration of the American Arbitration Association, by a panel of three arbitrators reasonably familiar with the technology and business pertaining to the products covered by this Agreement, appointed in accordance with said Rules. The arbitration and all pleadings and written evidence shall be in the English language. Judgment on the award entered by the arbitrator may be entered in any court having jurisdiction thereof.

19.5 Notices. Notices under this Agreement shall be sufficient only if sent by certified mail or air express, return receipt requested, or other nationally-recognized delivery service, or personally delivered to a party. Notice by mail shall be deemed received on actual receipt. Notices to McDATA shall be sent to the attention of the Contracts Department, and notices to BROCADE shall be sent to the attention of "Legal Services."

19.6 No Waiver. The failure of either party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party to thereafter enforce any such provision or any other provision.

19.7 Unenforceable Provisions. If any term of this Agreement is found to be illegal or unenforceable, the remaining portions of this Agreement shall remain in effect, and the parties agree to negotiate in good faith substitute enforceable terms with similar economic impact on the parties.

19.8 Force Majeure. Neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each a "Force Majeure"), including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, denial of or delays in processing of export license applications, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that such party gives prompt written notice thereof to the other party. The time for performance will be extended for a period equal to the duration of the Force Majeure, but in no event longer than sixty (60) days.

19.9 Modifications. Any amendments and modifications to this Agreement shall be in writing signed by both parties.

19.10 Entire Agreement. Except as provided in (i) the Non-Disclosure Agreement executed by and between the parties as of February 23, 1999 set forth hereto as
Exhibit I, (ii) the Memorandum of Understanding executed by and between the parties as of February 23, 1999, or (iii) the Settlement Agreement and Mutual Release between the parties dated April 14, 1998 set forth hereto as Exhibit F, this Agreement is the entire understanding between McDATA and BROCADE with respect to the subject matter of this Agreement, and supersedes:

(a) All prior or contemporaneous proposals, whether oral or written, all negotiations, conversations or discussions between the parties, and industry custom or past course of dealing, relating to such subject matter,

(b) The Purchase and License Agreement entered into between the parties on May 31, 1996,

(c) The Technology License and Development Agreement entered into between the parties on November 1, 1996,

(d) The Software License Agreement entered into between the parties on October 2, 1998,

(e) The Mutual Confidentiality and Non-Disclosure Agreement entered into between the parties on February 12, 1996; and

(f) The two-page Agreement entered into between the parties on March 26, 1998.

                                    EXHIBIT A

                                   PRICE LIST


SILKWORM SUBASSEMBLIES

                                             [*]            [*]          [*]            [*]
PRODUCT NUMBER        SUBASSEMBLY           UNITS          UNITS        UNITS          UNITS
--------------        -----------           -----          -----        -----          -----

MD1001                [*]                    [*]           [*]         [*]           [*]

MD1002                [*]                    [*]           [*]         [*]           [*]

MD1003                [*]                    [*]           [*]         [*]           [*]

MD1015                [*]                    [*]           [*]         [*]           [*]

FW-0000000007-0002    Licensed Software     [*] /bundle/motherboard
                      (regardless of number of units)

                         BROCADE WebTools

                         BROCADE SES

                         BROCADE Zoning

- McDATA acknowledges and agrees that the lead time for forecasted new orders as of the Effective Date is sixty (60) days.

- McDATA agrees that subassemblies are to be ordered in [*] in minimum increments of [*].

-    McDATA acknowledges that subassemblies have not been [*].

Repair Pricing

     MD 1001:  [*]


     MD1002    [*]                  [*]
     MD1003    [*]                  [*]
     MD1015    [*]                  [*]

TIME AND MATERIALS

     BROCADE will evaluate"Out of Warranty" returns of each of the above Hardware subassemblies for a fixed evaluation fee of [*] per Hardware subassembly ("Evaluation Fee"). In the event that McDATA authorizes the repair of the Hardware subassemblies, the applicable Evaluation Fee will be applied toward the repair cost. In the event the rate of the subassemblies tested to the BROCADE standard manufacturing [*] process exceed a "No Trouble Found" ("NTF") rate greater than [*] during any given [*] day period, the Evaluation Fee will be charged for all subassemblies exceeding the [*] NTF rate for the following [*] day period. BROCADE will use commercially reasonable efforts to repair subassemblies within [*] days of the receipt of the written or email approval by McDATA of the repair or the quote by BROCADE. All such repairs will be subject to a ninety (90) day warranty (according to the terms and limitations set forth in Section 15 of this Agreement) from the date of shipment by BROCADE.



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

                        SERVICE AND SUPPORT REQUIREMENTS



1.0 SERVICE AND SUPPORT REQUIREMENT

    McDATA will be responsible for working directly with Customers, and BROCADE Support will work directly with McDATA to support McDATA personnel, as necessary. McDATA represents and warrants that it is experienced in, capable of, and staffed to provide, Level 1 and Level 2 support (as defined below). BROCADE offers training programs for BROCADE's standard fees as set forth in this Exhibit B (which may be amended from time to time upon written notice) to assist in attaining this level of expertise on BROCADE Products. BROCADE Support will accept calls for technical assistance only from Level II engineers.

        BROCADE will provide Level 3 support to McDATA (as defined below).

2.0 SUPPORT LEVEL DEFINITIONS

2.1 LEVEL 1 SUPPORT

          Level 1 support is the first line, direct Customer contact, most likely via a telephone call handling group provided by McDATA.

          Level One support includes:

               -  [*] (rephrased, please approve)

               -  Information collection and analysis

               - Identification of whether the problem is known and has a known solution

               -  Troubleshooting and problem reproduction

               -  Problem report administration and tracking


          The parties agree that Customers shall not have the right to contact BROCADE directly for questions related to the Products.

2.2 LEVEL 2 SUPPORT

          Level 2 support is "technical support" provided by McDATA personnel. Level 2 support is typically provided by experts in the applicable Product and who serve as the escalation point for Level 1. Level 2 support personnel are expected to resolve all known problems, installation and configuration issues, assist in firmware or driver updates at the Customer site, search BROCADE posted Technical Notes and other technical information supplied that will assist in providing problem resolutions. All pertinent data shall be entered in McDATA's problem tracking database.

          Should the Level 2 analyst be unable to resolve a problem, either because of lack of expertise, exhausted troubleshooting knowledge, or expiration of the allotted Level 2 resolution time, the Level 2 analyst may escalate the problem to Level 3 for resolution. Level 2 personnel of McDATA will continue to diligently work with Level 3 personnel of BROCADE to accomplish resolution. Level 2 personnel of McDATA will communicate all resolutions back to the Customers.

          Escalations should be presented to BROCADE engineers in the form of a problem tracking data base record with all pertinent configuration detail and failure information or symptoms documented in detail.

          In an effort to maintain an efficient support organization and crisp exchange of information, McDATA will limit the number of support personnel ( Level 2) authorized to contact BROCADE (Level 3) to 5 and ensure that these personnel have attended Courses 1,2, and 3 taught at the BROCADE training facility.

2.3 LEVEL 3 SUPPORT

          Level 3 support is provided by BROCADE System Engineers (SE) and/or Technical Support Engineers (TSE). Level 3 is the first point of contact for technical issues between BROCADE and McDATA. Once a problem is accepted by BROCADE in its sole discretion for escalation to Level 3, BROCADE is responsible for resolution and will utilize commercially reasonable resources to resolve such problem.

          Prior to escalating to Level 3, it is expected that McDATA shall provide the following information and documentation:

               - Any error information from the device connected to the switch and from the switch.

               -    All names and revisions of hardware equipment.

               -    All firmware revisions of the drivers.

               -    Any log files from the devices connected to the switch.

               -    Any trace file from the devices connected to the switch.

               -    The configuration information of the equipment being used.

               - Detailed definition of all steps taken to reproduce and resolve this situation prior to escalation to Level 3.



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          Assigned Level 3 support personnel (SE and/or TSE) can be contacted via direct dial, email to an established "support" alias, web site initiated input, and by calling BROCADE's 1-888-ATFIBRE support number. Direct access to BROCADE support personnel will be possible during normal BROCADE business hours (8 AM to 5 PM PST, M-F). Emergency situations for Severity 1 problems are handled via 7 X 24 pager coverage at 1-888-ATFIBRE (1-888-283-4273)

3.0 BROCADE SEVERITY DEFINITIONS AND SUPPORT GOALS

          The goal for initial response time to all telephone support requests is [*] or less during normal BROCADE working hours. For after hours telephone requests, the goal is [*] or less. The targeted response time for requests submitted by other means, such as email, or fax, is [*].


       SEVERITY                DEFINITION                 SERVICE OBJECTIVE       RESOLUTION TIME
       --------                ----------                 -----------------       ---------------

          1          BROCADE Product is completely  Respond to initial request    Less than 5
                     non-functional, or deemed a    within 30 minutes during      days, using
                     safety hazard, situation has   normal BROCADE business       commercially
                     high impact on development or  hours, and 1 hour for         reasonable
                     delivery efforts.              non-business hours.           efforts
                     Installation problems.         Resources applied until a
                                                    solution or acceptable work-
                                                    around is found.

          2          BROCADE Product is             Respond to initial request    Less than 15 days
                     functionally impaired, has     within 1 (one) hour during
                     substantially degraded         normal BROCADE business
                     performance but is not         hours. Resources applied
                     completely dysfunctional.      continuously, during
                     There are no available         business hours, until a
                     work-arounds.  Situation has   solution or work-around is
                     medium impact on customer      found.
                     activity

          3          BROCADE Product or advertised  Resources applied on a        Next maintenance
                     functionality may be slightly  priority basis, until a       release.
                     impaired but is operational,   solution or a work-around is
                     has low to no impact on        found.
                     customer activity, and there
                     are work-arounds available.

          4          Generic questions, and         Answer generic questions or   Commercially
                     enhancement requests.          provide path to answers       reasonable
                                                    within reasonable time        efforts for
                                                    frames.  The BROCADE web      generic
                                                    site will be the prime        questions.
                                                    repository for this type of   Enhancement
                                                    information. Enhancement      requests are
                                                    requests will be reviewed     processed on a
                                                    and implemented in the next   case by case
                                                    major release, where          basis.
                                                    feasible, or to meet
                                                    specific commitments made.






* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT C

                           TECHNICAL TRAINING PROGRAM


                            BROCADE TRAINING OUTLINE

                                                                              COST PER
                                COURSE                              DAYS      PERSON
    --------------------------------------------------       -------------  ------------

    1.1 FC & SAN intro:                                              1           [*]

                 Audience: Sales/Marketing/SE's
    1.2 Switch intro & features :                                    2           [*]

                 Audience Sales/Marketing/SE's:


    1.3 Install/Config/Troubleshoot/Mgmt tools:                      2           [*]
                 Audience SE's, Tech support:


                 FULL COURSE                                         5           [*]

    Note: Includes non-reproducible copy of all course materials for each person. Additional binders of training materials may be purchased from BROCADE.



    Courses will be offered at BROCADE's offices in San Jose, CA or at such other facility notified to McDATA from time to time. A minimum of [*] students will be required to register and attend each course, or the course in question may, at BROCADE's sole option, be canceled. McDATA agrees that it shall pay any and all travel and lodging expenses related to such training. BROCADE will make these courses available to Customers, on terms to be negotiated at BROCADE's then-current rates for Customer training courses.



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT D

                       BROCADE SOFTWARE LICENSE AGREEMENT



PLEASE READ THIS END-USER SOFTWARE LICENSE AGREEMENT CAREFULLY BEFORE USING THE SOFTWARE CONTAINED IN THIS EQUIPMENT.

BY USING THE EQUIPMENT THAT CONTAINS THIS SOFTWARE, YOU ARE CONSENTING TO BE BOUND BY THIS AGREEMENT. IF YOU DO NOT AGREE TO ALL OF THE TERMS OF THIS AGREEMENT, PROMPTLY RETURN THE EQUIPMENT AND DO NOT USE THE SOFTWARE OR ALLOW OTHERS TO USE OR COPY THE SOFTWARE.

SINGLE USER LICENSE. Subject to the terms and conditions of this Agreement, Brocade Communications Systems, Inc. ("Brocade") and its suppliers grant to Customer ("Customer") a personal, non-transferable, nonexclusive license to use the specific Brocade Software program modules or features which have been enabled by license keys supplied by Brocade or its authorized distributors and for which Customer has paid any applicable license fees (collectively, the "Software"), in object code form only: (i) solely as embedded in Brocade equipment owned or leased by Customer; and (ii) for key-enabled Software, solely on the single central processing unit corresponding to the license key(s) supplied by Brocade or its authorized distributors and to the license fees paid by Customer.

LIMITATIONS. Except as otherwise expressly provided under this Agreement, Customer shall have no right, and Customer specifically agrees not to:

(i) make error corrections to or otherwise modify, edit or adapt the Software or create Derivative Works based upon the Software;

(ii)  except as set forth herein, copy the Software, in whole or in part;

(iii) decompile, reverse engineer, translate, disassemble or otherwise reduce the Software to human-readable form;

(iv)  remove the Software from the equipment in which it is embedded; or

(v)   permit third parties to do any of the foregoing.

Only to the extent required by law, if any, Brocade shall provide Customer with the interface information needed to achieve interoperability between the Software and another independently created program, upon Customer's request and upon payment of Brocade's applicable fee. Customer shall observe strict obligations of confidentiality with respect to such information, using commercially reasonable efforts and means consistent with high industry standards.

UPGRADES AND ADDITIONAL COPIES. For purposes of this Agreement, "Software" shall include (and the terms and conditions of this Agreement shall apply to) any upgrades, updates, bug fixes or modified versions (collectively, "Upgrades") or backup copies of the Software licensed or provided to Customer by Brocade or its authorized distributor; provided that Customer has paid the applicable license fees and holds the corresponding license keys for such copies or Upgrades. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, CUSTOMER HAS NO LICENSE OR RIGHT TO USE ANY SUCH ADDITIONAL COPIES OR UPGRADES UNLESS (1) CUSTOMER, AT THE TIME OF ACQUIRING SUCH COPY OR UPGRADE, ALREADY HOLDS A VALID LICENSE AND THE CORRESPONDING LICENSE KEYS TO THE ORIGINAL SOFTWARE; (2) SUCH ADDITIONAL COPIES OR UPGRADES ARE USED ONLY ON THE BROCADE EQUIPMENT FOR WHICH THE ORIGINAL SOFTWARE IS LICENSED; AND (3) CUSTOMER IS THE ORIGINAL END USER PURCHASER OR LESSEE OF SUCH BROCADE EQUIPMENT. Except as explicitly provided for in the Limited Warranty section below, Brocade reserves the right to charge additional fees for such additional copies and Upgrades.

NOTICES OF PROPRIETARY RIGHTS. Customer may make such backup copies of the Software as may be necessary for Customer's lawful use, provided Customer affixes to such copies all trademark, copyright, patent, and notices of other proprietary rights on any such copies, in whatever form, of the Software in the same form and manner that such notices appear in the Software. Except as expressly authorized in this Agreement, Customer shall not make any copies or duplicates of any Software without the prior written permission of Brocade.

PROTECTION OF INFORMATION. Customer agrees that aspects of the Software and associated documentation, including the specific design and structure of individual programs, constitute the trade secrets and/or copyrighted material of Brocade and its Customer shall not disclose, provide, or otherwise make available such trade secrets or copyrighted material in any form to any third party without the prior written consent of Brocade. Customer shall implement reasonable security measures to protect such trade secrets and copyrighted material. Title to Software and all related documentation shall remain solely with Brocade.

LIMITED WARRANTY. Brocade warrants that the Software will substantially conform to its published specifications for a period of ninety (90) days from the later of receipt of the equipment containing the Software or receipt of access to the Software. This limited warranty extends only to Customer as the original licensee. Customer's sole and exclusive remedy and the entire liability of Brocade and its suppliers under this limited warranty will be, at Brocade or its service center's option, repair, replacement, or refund of the Software if reported (or, upon request, returned) to Brocade or its designee within the stated ninety (90) day period. Except as expressly granted in this Agreement, the Software is provided AS IS. Brocade does not warrant that the Software is error free or that Customer will be able to operate the Software without problems or interruptions. Brocade reserves the right to charge additional fees for repairs or replacements performed outside of the ninety (90) day limited warranty period.

This warranty does not apply if the Software or the Brocade equipment in which the Software is embedded (a) is licensed for beta, evaluation, testing or demonstration purposes for which Brocade does not receive a license fee, (b) has been altered, except by Brocade, (c) has not been installed, operated, repaired, or maintained in accordance with instructions supplied by Brocade, (d) has been subjected to abnormal physical or electrical stress, misuse, negligence, or accident, or (e) is used in ultra-hazardous activities.

DISCLAIMER. EXCEPT AS SPECIFIED IN THIS WARRANTY, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, SATISFACTORY QUALITY OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW.

LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT WILL BROCADE OR ITS SUPPLIERS BE LIABLE FOR ANY LOST REVENUE, PROFIT, OR DATA, OR FOR SPECIAL, INDIRECT, EXEMPLARY, EXTRAORDINARY, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES HOWEVER CAUSED, AND REGARDLESS OF THE THEORY OF LIABILITY, ARISING OUT OF THE USE OF OR INABILITY TO USE THE SOFTWARE EVEN IF BROCADE OR ITS SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL BROCADE'S OR ITS SUPPLIERS' LIABILITY TO CUSTOMER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE PRICE PAID BY CUSTOMER. THE FOREGOING LIMITATIONS SHALL APPLY EVEN IF THE ABOVE-STATED WARRANTY FAILS OF ITS ESSENTIAL PURPOSE. BECAUSE SOME STATES OR JURISDICTIONS DO NOT ALLOW LIMITATION OR EXCLUSION OF CONSEQUENTIAL OR INCIDENTAL DAMAGES, THE ABOVE LIMITATION MAY NOT APPLY.

ASSIGNMENT. This Agreement will bind and inure to the benefit of each party's successors and permitted assigns. Customer may not transfer or assign this Agreement, in whole or in part, without Brocade's written consent, even if Customer sells, rents, distributes or leases the equipment for which the Software is licensed or on which the Software is loaded.

TERM AND TERMINATION. This Agreement is effective until terminated. Customer's license rights under this Agreement will terminate immediately without notice from Brocade if Customer fails to comply with any provision of this Agreement. Upon termination, Customer must destroy all copies of Software and the corresponding license keys in its possession or control.

CUSTOMER RECORDS. Customer grants to Brocade and its independent accountants the right to examine Customer's books, records and accounts during Customer's normal business hours to verify Customer's compliance with this Agreement. In the event such audit discloses non-compliance with this Agreement, Customer shall promptly pay to Brocade the appropriate license fees.

EXPORT. Software, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. Customer agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain licenses to export, re-export, or import Software.

RESTRICTED RIGHTS. The Software is "commercial computer software" as defined in the applicable provisions of the Federal Acquisition Regulation (the "FAR") and supplements thereto, including the Department of Defense ("DoD") FAR Supplements (the "DFARS"). The parties acknowledge that the Licensed Software was developed entirely at private expense and that no part of the Licensed Software was first produced in the performance of a Government contract. If Customer is a U.S. Government agency, in accordance with FAR 12.212 and its successors or DFARS
227.7202 and its successors, as applicable, the Software is licensed to the applicable U.S. Government agency subject to the terms of this Agreement.

GENERAL. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, as if performed wholly within the state and without giving effect to the principles of choice or conflicts of law. If any portion hereof is found to be void or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. This Agreement constitutes the entire agreement between the parties with respect to the use of the Software.

                                    EXHIBIT E

                                 McDATA PRODUCTS


All releases and subsets of:

                                      [*]





* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT F


                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

        McDATA CORPORATION (McDATA) and BROCADE COMMUNICATIONS SYSTEMS, INC., ("Brocade") enter into this Mutual Release as of April 14, 1998.

1. The intent of this settlement agreement and mutual release is to release McDATA and Brocade from any and all claims which have been brought or could have been brought by either party in two lawsuits referenced below.


2. McData has filed an action in the United States District Court for the District of Colorado on March 4, 1998, entitled McDATA Corporation v. Brocade Communications Systems, Inc., et al., Civil Action No. 98-S-535 (the "Colorado Action"). Brocade has filed an action in the United States District Court for the Northern District of California on March 20, 1998, entitled Brocade Communications Systems, Inc. v. McDATA Corporation, Civil Action No. C98-20259 RWM (the "California Action"). Both parties have agreed to dismiss with prejudice the Colorado Action and the California Action. Each party will bear its own costs for the Colorado Action and the California Action, including all attorneys' fees.

3. McDATA, for itself and its legal successors and assigns, agents, employees, representatives, officers, directors, parent, subsidiary or affiliated corporations, and each of them, hereby releases Brocade and its legal successors and assigns, agents, employees, representatives, officers, directors, parent, subsidiary, or affiliated corporations, and each of them, from and against any and all claims, actions, causes of action, liabilities and demands, whether known or unknown, that McDATA brought or could have brought in the Colorado Action or the California Action (collectively, the "McDATA Claims"). McDATA acknowledges that both known and unknown McDATA Claims are covered by this Settlement Agreement and Mutual Release, and waives any rights or benefits that may arise under California Civil Code section 1542, which provides as follows:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

4. Brocade, for itself and its legal successors and assigns, agents, employees, representatives, officers, directors, parent, subsidiary or affiliated corporations, and each of them, hereby releases McDATA and its legal successors and assigns, agents, employees, representatives, officers, directors, parent, subsidiary, or affiliated corporations, and each of them, from and against any and all claims, actions, causes of action, liabilities and demands, whether known or unknown, that Brocade brought or could have brought in the Colorado Action or the California Action (collectively, the "Brocade Claims"). Brocade acknowledges that both known and unknown Brocade Claims are covered by this Settlement Agreement and Mutual Release, and waives any rights or benefits that may arise under California Civil Code section 1542, which provides as follows:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

5. Excluded from the operation of this Mutual Release are any continuing obligations of the parties in connection with the March 26, 1998 Agreement, the Technology License and Development Agreement dated as of November 1, 1996, and the Purchase and License Agreement dated as of May 31, 1996, and any claims arising out of such continuing obligations.

6.   This agreement is executed in counterparts.


McData Corporation                           Brocade Communications
                                             Systems, Inc.

By:    /s/                                   By:
     -----------------------------                ------------------------------

                                    EXHIBIT G

                              ASICS SPECIFICATIONS

[*]
McDATA has this copy

[*]
McDATA has this copy

[*] and BROCADE will Fed Ex the [*] within [*] of the approval of the agreement.







* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT H
                                 SUPPORT LETTER

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
                             1901 GUADALUPE PARKWAY
                               SAN JOSE, CA 95131
                                FAX 408-487-8091
                                 APRIL __, 1999

                                 SUPPORT LETTER



McDATA Corporation                        Hewlett-Packard Company
310 Interlocken Parkway                   8000 Foothills Blvd.
Broomfield, CO 80021                      Roseville, CA 95747

Dear _____________and _____________ :

This letter is a follow-up to our recent communications and sets forth the general terms under which BROCADE will supply products and support to HP in connection with HP's use of a certain McDATA switch that incorporates unmodified BROCADE hardware and software system elements and components, or modifications approved in writing by BROCADE as defined in Exhibit A (the "ES 2500 Switch").BROCADE and McDATA will each enter into separate written agreements with HP with respect to the products and services it will supply based on the parties' understandings reflected below. This arrangement, of course, is being entered into by BROCADE voluntarily and without any obligation to do so, solely as an accommodation to HP and McDATA, and there is no obligation on the part of any of us to enter into similar arrangements concerning other products or other customers.

1. Software License: BROCADE will license specified software applications to HP for use in the ES 2500 Switch, in accordance with a mutually agreed upon application software license agreement.

2. BROCADE Support: BROCADE will provide technical support to HP consistent with the attached escalation procedures, Schedule 1, to assist HP and McDATA in performing fault isolation and analysis of the ES 2500 Switch, and will use reasonable efforts to work with HP and McDATA to correct or provide work-arounds for any errors attributable to BROCADE. Such support will include BROCADE's using reasonable efforts to assist HP and McDATA in supporting the approved modifications listed in Schedule 2. BROCADE support will require both HP and McDATA to provide BROCADE with the necessary system elements to replicate identical configurations in the field.

     However, BROCADE will in no event be held legally or financially liable for any failure to identify, isolate, correct or provide work-arounds to any problems or deficiencies with the ES 2500 Switch or any modified BROCADE hardware or software, regardless of the reasons or circumstances.

3. McDATA Support: McDATA will make available to BROCADE such information and equipment (including one or more ES 2500 Switches) at no charge to BROCADE as are reasonably necessary for BROCADE to provide the support to HP contemplated under the parties' arrangement in an efficient manner. In doing so, McDATA will not disclose to BROCADE any confidential information, and BROCADE will have no obligation of confidentiality with respect to the information provided. If BROCADE requires access to McDATA confidential information, the request must be made in writing and be submitted by a Vice President of BROCADE. The McDATA confidential information will then be supplied only to a Vice President at BROCADE. McDATA confidential information will be protected under the terms of the Non-Disclosure Agreement dated February 23, 1999.

This letter serves as Exhibit D of the BROCADE-HP Software License Agreement and also as Exhibit H of the BROCADE-McDATA OEM and License Agreement.

Please indicate your acceptance of the above terms by signing below and returning the signed letter to me at your earliest convenience. Please do not hesitate to call me if you have any questions or concerns.

Sincerely,

Greg Reyes


Agreed to and Accepted:                     Agreed to and Accepted:

McDATA Corporation                          Hewlett-Packard Company

By                                       By
     -----------------------------           -----------------------------------
Name                                     Name
     -----------------------------           -----------------------------------

Date                                     Date
     -----------------------------           -----------------------------------

                                   SCHEDULE 1

                                       TO
                                 SUPPORT LETTER



                  ESCALATION, SERVICE AND SUPPORT REQUIREMENTS

1.0  SERVICE AND SUPPORT REQUIREMENT

     HP will be responsible for working directly with the End Users. McDATA and BROCADE support will work directly with HP to support HP personnel, as necessary. HP represents and warrants that it is experienced in, capable of, and staffed to provide, Level 1 and Level 2 support (as defined below). BROCADE offers regular training programs to assist in attaining this level of expertise on BROCADE Products.

     Subject to the terms of the "Support Letter" and the Non-Disclosure Agreement dated February 23, 1999, BROCADE and/or McDATA, as applicable, will provide Level 3 support (as defined below). Specifically, McDATA will be the initial contact for problem isolation and escalation, service and support issues from HP, and will be specifically responsible for hardware support. BROCADE will be the contact for escalation, service and support for BROCADE software issues following problem isolation by McDATA or HP.

2.0  SUPPORT LEVEL DEFINITIONS

2.1  LEVEL 1 SUPPORT

        Level 1 support is the first line, direct End User contact, most likely via a telephone call handling group provided by HP.

        Level One support includes:

               -    On site service and FRU replacement

               - First contact, direct McDATA/End User interaction (rephrased, please approve)

               -    Information collection and analysis

               - Identification of whether the problem is known and has a known solution

               -    Troubleshooting and problem reproduction

               -    Problem report administration and tracking

        The parties agree that End Users shall not have the right to contact BROCADE directly for questions related to the Products.

2.2 LEVEL 2 SUPPORT

        Level 2 support is "technical support" provided by HP personnel. Level 2 support is typically provided by experts in the applicable Product and who serve as the escalation point for Level 1. Level 2 support personnel are expected to resolve all known problems, installation and configuration issues, assist in firmware or driver updates at the End User site, search BROCADE and/or McDATA posted Technical Notes and other technical information supplied that will assist in providing problem resolutions. All pertinent data shall be entered in HP's problem tracking database.

        Should the Level 2 analyst be unable to resolve a problem, either because of lack of expertise, exhausted troubleshooting knowledge, or expiration of the allotted Level 2 resolution time, the Level 2 analyst may escalate the problem to Level 3 for resolution. Level 2 personnel of HP will continue to diligently work with Level 3 personnel of BROCADE and/or McDATA to accomplish resolution. Level 2 personnel of HP will communicate all resolutions back to the End Users.

        Escalations should be presented to BROCADE and/or McDATA engineers in the form of a problem tracking data base record with all pertinent configuration detail and failure information or symptoms documented in detail.

        In an effort to maintain an efficient support organization and crisp exchange of information, HP and McDATA will limit the number of support personnel (Level 2) authorized to contact BROCADE (Level 3) to 5.

2.3 LEVEL 3 SUPPORT

        Level 3 support for covered software is provided by BROCADE System Engineers (SE) and/or Technical Support Engineers (TSE). Level 3 is the first point of contact for technical issues between BROCADE and HP or McDATA. Once a problem is accepted by BROCADE in its sole discretion for escalation to Level 3, BROCADE will utilize commercially reasonable resources to resolve such problem within the time frames set forth below.

        Prior to escalating to Level 3, it is expected that HP and/or McDATA shall provide the following information and documentation:

               - Any error information from the device connected to the switch and from the switch.

               -    All names and revisions of hardware equipment.

               -    All firmware revisions of the drivers.

               -    Any log files from the devices connected to the switch.

               -    Any trace file from the devices connected to the switch.

               -    The configuration information of the equipment being used.

               -    Any troubleshooting steps already performed.

        Assigned Level 3 support personnel (SE and/or TSE) can be contacted via direct dial, email to an established "support" alias, web site initiated input, and by calling BROCADE's 1-888-ATFIBRE support number. Direct access to BROCADE support personnel will be possible during normal BROCADE business hours (8 AM to 5 PM PST, M-F). Emergency situations for Severity 1 problems are handled via 7 X 24 pager coverage at 1-888-ATFIBRE (1-888-283-4273)

3.0 BROCADE SEVERITY DEFINITIONS AND SUPPORT GOALS

        The goal for initial response time to all telephone support requests is [*] or less during normal BROCADE working hours. For after hours telephone requests, the goal is [*] or less. The targeted response time for requests submitted by other means, such as email, or fax, is [*].


  SEVERITY               DEFINITION                  SERVICE OBJECTIVE     RESOLUTION TIME
  --------               ----------                  -----------------     ---------------

     1       BROCADE Product is completely       Respond to initial        Less than 5 days,
             non-functional, or deemed a safety  request within 30         using
             hazard, situation has high impact   minutes during normal     commercially
             on development or delivery          BROCADE business hours,   reasonable efforts
             efforts. Installation problems.     and 1 hour for
                                                 non-business hours.
                                                 Resources applied until
                                                 a solution or acceptable
                                                 work- around is found.

     2       BROCADE Product is functionally     Respond to initial        Less than 15 days
             impaired, has substantially         request within 1 (one)
             degraded performance but is not     hour during normal
             completely dysfunctional. There     BROCADE business hours.
             are no available work-arounds.      Resources applied
             Situation has medium impact on      continuously, during
             customer activity                   business hours, until a
                                                 solution or work-around
                                                 is found.

     3       BROCADE Product or advertised       Resources applied on a    Next maintenance
             functionality may be slightly       priority basis, until a   release.
             impaired but is operational, has    solution or a
             low to no impact on customer        work-around is found.
             activity, and there are
             work-arounds available.

     4       Generic questions, and enhancement  Answer generic questions  Commercially
             requests.                           or provide path to        reasonable
                                                 answers within            efforts for
                                                 reasonable time frames.   generic
                                                 The BROCADE web site      questions.
                                                 will be the prime         Enhancement
                                                 repository for this type  requests are
                                                 of information.           processed on a
                                                 Enhancement requests      case by case
                                                 will be reviewed and      basis.
                                                 implemented in the next
                                                 major release, where
                                                 feasible, or to meet
                                                 specific commitments
                                                 made.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE 2
                                       TO
                                 SUPPORT LETTER

           APPROVED MODIFICATIONS FOR THE HP OEM FIBRE CHANNEL SWITCH



1.   External Loop Back Test

2.   [*]

3.   Remove BROCADE name and BROCADE unique references from SilkWorm

4.   [*]

5.   [*]

6.   Generic SNMP modifications

7.   OEM Logo Set command

[*]




* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT I

                               McDATA CORPORATION
               MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT
                             (Organizational Level)


THIS AGREEMENT, by and between McDATA Corporation, hereinafter referred to as "McDATA", having its principal place of business at 310 Interlocken Parkway, Broomfield, Colorado 80021-3484 and,

         Brocade Communication
         457 E. Evelyn
         Suite E
         Sunnyvale, CA  94086

Hereinafter referred to as the "Organization", establishes certain terms and conditions applicable to the parties relative to the protection and non-disclosure of the confidential information and materials of the parties.

                                    RECITALS

WHEREAS, each party hereto desires to protect its trade secrets, confidential information and patentable ideas from unnecessary risk of unauthorized disclosure while at the same time conducting business with the other party, and the other party is willing to abide by the following covenants,

NOW, THEREFORE, the parties covenant and agree as follows:

1. DEFINITION AND AGREEMENT

1.1 Either party hereto may disclose to the other party (the receiving party) certain of its confidential information as defined at Section 1.2 below. All such confidential information shall remain the property of the disclosing party.

1.2 In order to come under the terms of this Agreement, such confidential information must either be: (a) disclosed in tangible form clearly marked as "confidential", "restricted", "proprietary", or with similar wording, or (b) if orally disclosed, as may happen during meetings of the parties, within seventy-two hours of such disclosure, disclosing party shall deliver to receiving party a letter specifically identifying any such confidential information so disclosed and indicating that such information is to be treated as confidential under this Agreement. Neither party will, without the prior written consent of the other, receive or take possession of any books, drawings, blueprints, specifications, software (in any media), customer lists, data formulations, compositions, reports, letters, memoranda, notes or other writings or documents or copies thereof which contain or relate to any of the confidential information.

1.3 The receiving party hereby agrees to maintain such confidential information in confidence, to protect same with the same degree of care as that with which it uses to preserve and safeguard its own information of a similar nature and to disclose same only to officers, employees and agents of the receiving party who reasonably require same for the purposes hereof and who execute a confidentiality and non-disclosure agreement prior to receipt of same.

1.4 Each of the parties represents that it has in force a similar policy respecting the protection of its information as described in 1.2 through 1.3, or will develop and implement a policy substantially equivalent to that as contained herein, including the execution of a confidentiality and non-disclosure agreement by each officer, employee and agent of the receiving party prior to divulging confidential information as described in 1.2 above.

                                    EXHIBIT I


1.5 The restrictions and obligations of the parties shall expire five (5) years from the date of termination of the party's contacts with the other party, and shall not apply to information which:

1.5.1 becomes a matter of general public knowledge; or

1.5.2 is required to be disclosed by the law of any government which has jurisdiction over such information; or

1.5.3 was previously known at the time of its receipt from the disclosing party without similar restrictions; or

1.5.4 is released by written mutual agreement of the parties; or

1.5.5 is provided by the owner of such information to third parties without similar restrictions on disclosure; or

1.5.6 can be documented, by adequate written records, to have been independently developed by the receiving party without reference to or use of any confidential information.

1.6 Use of such confidential information by the receiving party is limited to the use as is appropriate in exploring a potential business relationship and the furnishing of such confidential information under this Agreement shall not constitute any grant, option or license to the receiving party under any patent, copyright or other rights now or hereafter held by the party disclosing said confidential information.

1.7 In the event of a breach of this Agreement the parties expressly agree that the aggrieved party shall be entitled to (in addition to all other remedies available to it under this Agreement, by statute, or otherwise) injunctive and/or other equitable relief to secure the enforcement of this Agreement, or any part thereof.

2. CHANGES TO AGREEMENT

No provision of this Agreement shall be deemed waived, amended or modified by either party unless such waiver, amendment or modification is in writing, signed by the parties. No waiver in any one instance or with respect to any particular entity shall be deemed to be a waiver in any other instance or with respect to any other entity.

3. CONTINUING OBLIGATIONS

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assigns.

4. MAINTENANCE OF AGREEMENT

If one or more provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the remaining provisions contained herein shall not, in any way, be affected or impaired thereby.

5. LEGAL AUTHORITY

This Agreement shall be construed under and governed by the laws of the State of Colorado as though this Agreement were executed in, by parties who were all residents of, and were intended to be performed fully in, the State of Colorado.

6. ATTORNEYS' FEES

If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive

                                    EXHIBIT I


its reasonable attorneys' fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

7. RETURN OF CONFIDENTIAL INFORMATION

Upon request, a receiving party shall destroy or return all confidential information to the disclosing party.

8. EXPORT

The Parties agree that they will not in any form export, reexport, resell, ship or divert or cause to be exported, reexported, resold, shipped or diverted, directly or indirectly, any product or technical data (as defined by the United States Export Administration Regulations) or Software furnished hereunder or the direct product of such technical data or Software which, in so doing, would violate any United States Export Laws or Regulations.

If such technical data of Software or the direct product thereof is covered by General License GTDR (Technical Data Under Restriction) then such technical data or Software or the direct product thereof will not be sold or otherwise made available, directly or indirectly, to or for use by country groups, Q, S, W, Y, Z, Afghanistan, or the People's Republic of China or such other countries as specified by the current Export Administration Regulations.

By execution hereof, the parties hereby certify that they have read, understand and are DULY AUTHORIZED TO EXECUTE THIS AGREEMENT.

Executed and submitted to McDATA         Accepted and effective as
for acceptance:                          of: ____________________


Brocade Communication                    McDATA Corporation
               (Organization)

By:  /s/                                 By:    /s/
   --------------------------------          -----------------------------------
        (signature)                             (signature)

Name:   Seth D. Neiman                   Name:  Wo Overstreet

Title:  CEO                              Title: Vice President of Marketing
                                                and Sales

                                    EXHIBIT J

                        MANUFACTURING [*] TEST PROCESSES

1. [*] TEST. BROCADE will perform an [*] test on each subassembly ([*]) prior to shipping that subassembly to McDATA.

2. [*] TESTS. BROCADE perform [*] tests on each subassembly ([*]). All such [*] tests shall have optical ports cross-connected during diagnostics (port 0 to 3; port 2 to 4, etc.). Additional loops of [*] and [*] shall be done at [*] test:

               [*]

3. [*] TESTS. BROCADE agrees to work diligently to eliminate failures on the subassemblies. If the failures persist for [*] days after the date of execution of this Agreement, and if McDATA yields can be substantially improved by performing a [*] test, then BROCADE shall perform the following [*] test on the affected subassemblies:

               Additional [*] testing shall be set up to run the [*] in a test environment similar to the [*]. [*] test suites shall be agreed upon by both parties within [*] days of execution of this Agreement. All ports will be [*] during such tests. The duration of such tests shall be [*].

4.   TEST CORRELATION FOR FAILED SUBASSEMBLIES.

     a. For the [*], BROCADE will provide to McDATA a test fixture for performing validation tests on failed [*] and [*]. McDATA shall run a validation test on each failed
          [*] and [*] on the BROCADE test fixture, using a test suite agreed upon by both parties. If McDATA is unable to validate the failure, McDATA shall put the [*] or [*] back into its stock. If McDATA is able to validate the failure, McDATA will return the validated failed [*] or [*] to BROCADE for repair or replacement.

     b. McDATA shall return to BROCADE all failed [*] and [*]. BROCADE shall run such failed [*] through BROCADE's standard validation test. If such [*] is determined to be No Trouble Found (NTF), then BROCADE shall retest such [*] in McDATA equipment, using McDATA's [*]. If the failure is validated in McDATA equipment, BROCADE shall repair or replace such [*].

     c. Both parties shall review the test correlation data and process every [*] days to determine if the then-current test correlation process shall be continued or changed.

     d.   Such test correlation process shall apply to [*] and [*] failures.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.